UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2026

Insight Molecular Diagnostics Inc.

(Exact name of Registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2 International Plaza Dr., Suite 510

Nashville, Tennessee 37217

(Address of principal executive offices) (Zip code)

(615) 255-8880

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	IMDX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, Insight Molecular Diagnostics Inc. (the “Company” or “iMDx”) entered into an Agreement and Plan of Merger dated February 2, 2021, amended February 23, 2021, and amended and restated as of April 15, 2021 (as amended and restated, the “Merger Agreement”), by and among the Company, CNI Monitor Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Chronix, the stockholders party to the Merger Agreement (the “Stockholders”) and the equity holder representative. Pursuant to the Merger Agreement, Merger Sub merged with and into Chronix, with Chronix surviving as a wholly-owned subsidiary of the Company (the “Merger”). The Merger was completed on April 15, 2021. Pursuant to the Merger Agreement, in addition to closing consideration, the Company agreed to pay Chronix’s equity holders (i) up to $14 million in any combination of cash or common stock if certain milestones are achieved (the “Milestone Payments”), (ii) earnout consideration during the five to ten-year earnout periods of up to 15% of net collections for sales of specified tests and products (the “15% Royalty”), and (iii) up to 75% of net collections from the sale or license to a third party of Chronix’s patents for use in transplantation medicine during a seven-year earnout period (the “Transplant Transfer Payout”).

As previously reported, on February 8, 2023, the Company and equity holder representative entered into Amendment No. 1 to the Merger Agreement, pursuant to which the parties agreed that (i) Chronix’s equity holders will be paid earnout consideration of 10% of net collections (the “10% Royalty”) for sales of specified tests and products (including those that use Chronix’s patented technology involving copy number instability to sensitively quantify the cell-free DNA from the primary solid tumor in a patient’s blood (“CNI Monitor”)), until the expiration of intellectual property related to such tests and products, (ii) Chronix’s equity holders will be paid 5% of the gross proceeds received from any sale of all or substantially all of the rights, titles, and interests in and to Chronix’s patents for use in transplantation medicine to such third party, and (iii) the Milestone Payments, 15% Royalty and Transplant Transfer Payout obligations were eliminated.

On September 15, 2026, iMDx and equity holder representative entered into Amendment No. 2 to the Merger Agreement (“Amendment No. 2”), pursuant to which the parties agreed that (i) Chronix’s equity holders will be paid a 10% Royalty for sales of CNI Monitor, until the earlier of (a) a sale of all or substantially all of the rights, titles, and interests in and to CNI Monitor to a third party (a “CNI Monitor Sale”), and (b) expiration of intellectual property related to CNI Monitor, and (ii) upon a CNI Monitor Sale, Chronix’s equity holders will be paid a final payment of 10% of the gross proceeds received from such CNI Monitor Sale (the “CNI Monitor Sale Payment”). In effect, upon payment of the CNI Monitor Sale Payment in connection with a CNI Monitor Sale, the ongoing 10% Royalty with respect to CNI Monitor will terminate.

The foregoing summary of Amendment No. 2 and the transactions contemplated by Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment No. 2, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Amendment No. 2 to Amended and Restated Agreement and Plan of Merger dated September 15, 2026, by and between Insight Molecular Diagnostics Inc. and David MacKenzie, solely in his capacity as Equityholder Representative
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHT MOLECULAR DIAGNOSTICS INC.

Date: September 21, 2026	By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President, General Counsel